Exhibit 4.12
GUARANTEE AND UNDERTAKING
DATED 24 JANUARY 2009
By
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
RELATING TO A
CREDIT FACILITY
FOR
YINGLI ENERGY (CHINA) COMPANY LIMITED

THIS GUARANTEE AND UNDERTAKING is dated 24 January 2009 and is made
BETWEEN:
(1)	YINGLI GREEN ENERGY HOLDING COMPANY LIMITED as guarantor (the Guarantor);

(2)	YINGLI ENERGY (CHINA) COMPANY LIMITED as borrower (the Borrower);

(3)	DEUTSCHE BANK AG, HONG KONG BRANCH as mandated lead arranger (in this capacity the Arranger);

(4)	GOLD SUN DAY LIMITED as lender (the Lender); and

(5)	GOLD SUN DAY LIMITED as security agent for itself and any other Finance Parties appointing it as security agent from time to time (in this capacity GSD).
BACKGROUND
The Guarantor, the Borrower and the other parties to this Agreement enter into this Agreement in connection with the Credit Agreement (as defined below).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Agreement:
100MW Project means the 100mw plant of the Borrower located in No. 3399, Chao Yang North Road, Baoding Hebei, the PRC.
Accession Deed means a deed by which a new Lender or other Finance Party becomes a party to this Agreement, substantially in the form of Schedule 4 (Accession Deed), with such amendments as GSD may approve or reasonably require.
Account Bank means Deutsche Bank AG, Hong Kong Branch or such other bank approved in writing by the Lender.
ADRs means American depositary receipts, each representing one ADS.
ADSs means American depositary shares, each representing one ordinary share of the Guarantor.
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Assignment of Shareholder Loans means the assignment to be granted to GSD by the HK Key Subsidiary or the BVI Key Subsidiary (as the case may be) of its rights over any Shareholder Loans.

Business Day means a day other than (a) a Saturday or a Sunday and (b) any day that is neither a legal holiday nor a day on which banking institutions are authorised or required by law or regulation (including any executive order) to close in Hong Kong, New York and the PRC.
BVI Key Subsidiary means Cyber Power Group Limited, a company incorporated in the British Virgin Islands.
Charge Over Collateral Account means the charge over the Collateral Account to be entered into between the BVI Key Subsidiary and GSD, in a form to be agreed between the relevant parties thereto after the date of this Agreement and to be attached hereto as Schedule 17 (Form of Charge Over Collateral Account).
Charge Over YGE Shares means the charge over 23,000,000 ordinary shares, as may be reduced in accordance with Clause 10 (Release of Security) in the Guarantor to be entered into between the Collateral Provider and GSD, in a form to be agreed between the Guarantor and the Lender after the date of this Agreement and to be attached hereto as Schedule 10 (Form of Charge Over YGE Shares).
Circular 75 means Circular (2005) No 75 issued on 21 October 2005 by SAFE.
Collateral means the assets which are the subject of the Security Interest evidenced or created under the Security Documents.
Collateral Account means a US$ account in the name of the BVI Key Subsidiary and held with the Account Bank.
Collateral Provider means Yingli Power Holding Company Ltd., a company incorporated in the British Virgin Islands.
Commission means the U.S. Securities and Exchange Commission.
Commitment Fee means the commitment fee payable by the Borrower to the Lender pursuant to Clause 14.4 of the Credit Agreement.
Compliance Certificate means a certificate substantially in the form of Schedule 2 (Form of Compliance Certificate).
Credit Agreement means the agreement in relation to a term loan facility in such amount as determined under the Credit Agreement, dated on or about the date of this Agreement between (among others) the Borrower and the Lender and as attached in Schedule 5 (Credit Agreement).
Cyber Group means the BVI Key Subsidiary, the HK Key Subsidiary, Opco and each of their respective Subsidiaries.
Default means:
(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Depositary means JPMorgan Chase Bank, N.A., as depositary under the Deposit Agreement.

Deposit Agreement means the deposit agreement, dated June 13, 2007, among the Company and the Depositary and the owners and beneficial holders of ADSs issued thereunder, as may be amended from time to time, a form of which has been filed with the Commission as an exhibit to the Guarantor’s registration statement on Form F-6 (Registration No. 333-142852) with the Commission.
Environmental Approval means any authorisation required under any Environmental Law for the operation of the business of any member of the Group conducted on or from properties owned or used by any member of the Group.
Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
Environmental Law means any applicable law or regulation which relates to:
(a)	the pollution or protection of the environment;

(b)	the harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.
ERISA means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
ERISA Affiliate means any person treated as a single employer with the Guarantor for the purpose of section 414(b), (c), (m) or (o) of the Code.
ERISA Event means:
(a)	any “reportable event”, as defined in Section 4043 of ERISA or the regulation thereunder with respect to a Title IV Plan (other than an event for which the 30 day notice period is waived);

(b)	the existence with respect to any Title IV Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived;

(c)	the filing under section 412(d) of the Code or section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan;

(d)	the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Title IV Plan;

(e)	the receipt by the Guarantor or any of its ERISA Affiliates from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Title IV Plan or Multiemployer Plan or to appoint a trustee to administer any Plan;

(f)	the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Title IV Plan or Multiemployer Plan; or

(g)	the receipt by the Guarantor or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any of its ERISA Affiliates of any notice, concerning the imposition of any withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganisation, within the meaning of Title IV of ERISA.
Event of Default means:
(h)	any event or circumstances set out in clause 21 of the Credit Agreement; or

(i)	any breach or misrepresentation in any material respects by the Guarantor or the Borrower under this Agreement that constitutes an Event of Default (as defined in the Credit Agreement).
Facility means the term loan facility granted by the Lender to the Borrower under the Credit Agreement in such amount as determined under the Credit Agreement.
Final Maturity Date means the date falling on the third anniversary of the Utilisation Date.
Finance Document means each and any of:
(a)	the Credit Agreement;

(b)	a Security Document;

(c)	a Warrant Document;

(d)	each Guarantee Acknowledgement;

(e)	any Lender Accession Deed; or

(f)	any other document designated as such by the Lender and the Guarantor or the Borrower.
Finance Party means a Lender, a Warrantholder or GSD.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with GAAP;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;
(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark-to-market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.
GAAP means:
(a)	in relation to each of the Borrower, Opco and Tianwei Yingli, the accounting system for business enterprises applicable to wholly foreign owned enterprises issued by the Ministry of Finance of the PRC; and

(b)	in relation to any other entity, the generally accepted accounting principles in the United States, including those set out in:
(i)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(ii)	the statements and pronouncements of the Financial Accounting Standards Board;

(iii)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(iv)	the rules and regulations of the Securities and Exchange Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act 1934, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Securities and Exchange Commission.
Group means:
(a)	the Guarantor;

(b)	Tianwei Yingli;

(c)	the BVI Key Subsidiary;

(d)	the HK Key Subsidiary;

(e)	the Borrower;

(f)	Opco,
and each of their respective Subsidiaries.
Group Restructuring means the transfer by the BVI Key Subsidiary of all its equity interest in Opco to the HK Key Subsidiary.
Guarantee Acknowledgement means a letter by each Subsidiary of the Guarantor to the Lender confirming the terms of this Agreement in respect of that Subsidiary, substantially in the form of Schedule 16 (Form of Guarantee Acknowledgement).
Guarantor Restricted Shares means 11,000,000 (as may be reduced in accordance with Clause 10 (Release of Security)), unencumbered ordinary shares in the Guarantor held by the Collateral Provider.
HK Key Subsidiary means Cyber Lighting Holding Company Limited, a company incorporated in Hong Kong with registered office at 50th Floor, Bank of China Tower, 1 Garden Road, Central Hong Kong and registered number 1247919.
Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.
Hong Kong means the Hong Kong Special Administrative Region.
Hong Kong Security Agreement means the security agreement to be entered into between the HK Key Subsidiary and GSD, in a form to be agreed between the parties thereto after the date of this Agreement and to be attached hereto as Schedule 17 Schedule 12 (Form of Hong Kong Security Agreement).
Implementation Rules 106 means Implementation Rules (2007) No. 106 issued on 29 May 2007 by SAFE.
Intellectual Property means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.
Lender means:
(a)	the Lender; or

(b)	any person which becomes a Lender in accordance with the Credit Agreement and which has entered into a Lender Accession Deed.
Liability means any present or future liability (actual or contingent), together with:
(a)	any permitted novation, deferral or extension of that liability;

(b)	any further advance which may be made under any agreement expressed to be supplemental to any document in respect of that liability, together with all related interest, fees and costs;

(c)	any claim for damages or restitution in the event of rescission of that liability or otherwise;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that liability on the grounds of preference or otherwise; and

(e)	any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any insolvency or other proceedings.
Loan means, unless otherwise stated in the Credit Agreement, the principal amount of the borrowing under the Facility or the principal amount outstanding of that borrowing.
M&A Regulations means the “Regulations regarding the Acquisition of Domestic Enterprises by Foreign Investors” promulgated on 8 August 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and SAFE.
Material Adverse Effect means a material adverse effect on:
(a)	the business, operations, property, prospects or condition (financial or otherwise) of the Guarantor, any Material Company or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under any Finance Document;

(c)	the validity or enforceability, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document.
Material Company means:
(a)	Tianwei Yingli;

(b)	the Borrower;

(c)	the BVI Key Subsidiary;

(d)	the HK Key Subsidary;

(e)	Opco,
and in each case, its respective Subsidiaries.
Miao HK Guarantee means the Hong Kong law governed guarantee agreement to be entered into between Ms. Miao Qing and GSD, in a form to be agreed between the relevant parties thereto after the date of this Agreement and to be attached hereto as Schedule 7 (Form of Miao HK Guarantee).
Miao PRC Guarantee means the PRC law governed guarantee agreement to be entered into between Ms. Miao Qing and GSD, in a form to be agreed between the relevant parties thereto after the date of this Agreement and to be attached hereto as Schedule 8 (Form of Miao PRC Guarantee).

Mortgage Over HK Shares means the mortgage over all of the shares in the HK Key Subsidiary to be entered into between the BVI Key Subsidiary and GSD, in a form to be agreed between the Guarantor and the Lender after the date of this Agreement and attached hereto as Schedule 13 (Form of Mortgage Over HK Shares).
Ms Miao Qing means Ms. Miao Qing , a PRC national with passport number 130604198012081244.
Obligors means the Borrower, the Guarantor, Tianwei Yingli, Ms Miao Qing, the Collateral Provider, the BVI Key Subsidiary, the HK Key Subsidiary and Tianli Power, except that for the purpose of Clause 2 (Guarantee and Indemnity) only, Obligors shall exclude Ms Miao Qing, the Collateral Provider and Tianli Power.
Opco means Fine Silicon Company Limited , a company incorporated in the PRC.
Opco Original Equity Pledge Agreement means the pledge agreement in respect of all of the equity in Opco to be entered into between the BVI Key Subsidiary, Opco and GSD, in a form to be agreed between the relevant parties thereto after the date of this Agreement and to be attached hereto as Schedule 9 (Form of Opco Original Equity Pledge Agreement).
Opco New Equity Pledge Agreement means the pledge agreement in respect of all of the equity in Opco to be entered into between the HK Key Subsidiary and GSD.
Original Financial Statements means:
(a)	the audited consolidated financial statements of the Guarantor for the year ended 31 December 2007;

(b)	the unaudited consolidated financial statements of the Guarantor for the financial quarter ended 30 September 2008; and

(c)	the unaudited consolidated financial statements of the BVI Key Subsidiary for the financial quarter ended 30 September 2008.
Party means a party to this Agreement.
Polysilicon Project means the project relating to the 3000 ton annual capacity polysilicon plant owned by the Opco and located in No. 722, Cui Yuan Street, Baoding, Hebei, PRC.
Plan means an employee benefit plan as defined in section 3(3) of ERISA:
(a)	currently maintained by the Guarantor or any of its ERISA Affiliates or for which the Guarantor could reasonably be expected to have any liability under section 4069 of ERISA; or

(b)	to which the Guarantor or any of its ERISA Affiliates is required to make any payment or contribution.
PRC means the People’s Republic of China, but for the purpose of the Finance Documents only, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

Request means a request for the Loan, substantially in the form provided in the Credit Agreement.
RMB means the lawful currency for the time being of the PRC.
SAFE means the State Administration of Foreign Exchange of the PRC or its relevant local counterpart.
Security Document means each and any of:
(a)	this Agreement;

(b)	the Tianwei Yingli Guarantee;

(c)	the Miao HK Guarantee;

(d)	the Miao PRC Guarantee;

(e)	any Assignment of Shareholder Loans;

(f)	the Charge Over Collateral Account;

(g)	the Hong Kong Security Agreement;

(h)	the Charge Over YGE Shares;

(i)	the Mortgage Over HK Shares;

(j)	the Opco Original Equity Pledge Agreement;

(k)	the Opco New Equity Pledge Agreement;

(l)	the Tianli Power Share Pledge; or

(m)	any other document designated as such by GSD and the Guarantor or the Borrower.
Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.
Shareholder Loans means any loans made by the HK Key Subsidiary or the BVI Key Subsidiary to Opco.
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
Tax Payment means a payment made by any Obligor to a Finance Party in any way relating to a Tax Deduction under any Finance Document.

Term means each period determined under the Credit Agreement by reference to which interest on the Loan or an overdue amount is calculated.
Tianli Power means Tianli Power Holding Company Limited, a company incorporated in the British Virgin Islands.
Tianli Power Share Pledge means the charge over certain shares in Yuansheng to be entered into between Tianli Power and GSD, in a form to be agreed between the relevant parties thereto after the date of this Agreement and to be attached hereto as Schedule 15 (Form of Tianli Power Share Pledge).
Tianwei Yingli Guarantee means the guarantee agreement to be entered into between Tianwei Yingli and GSD, in a form to be agreed between the relevant parties thereto after the date of this Agreement and to be attached hereto as Schedule 14 (Form of Tianwei Yingli Guarantee).
Tianwei Yingli means Baoding Tianwei Yingli New Energy Resources Co., Ltd. , a company incorporated in the PRC.
United States Dollars or US$ means the lawful currency for the time being of the United States of America.
Utilisation Date means the date on which the Loan is made under the Credit Agreement.
Warrants means the warrants of the Guarantor constituted by the Warrant Agreement.
Warrant ADSs means the ADSs delivered by the Depositary in the name of or to the account designated by a holder of Warrant Shares.
Warrant Agent means the warrant agent specified in the Warrant Agreement.
Warrant Agreement means the warrant agreement to be entered into between the Guarantor and the warrant agent specified in that agreement, in a form to be agreed between the relevant parties thereto and to be attached hereto as Schedule 6 (Form of Warrant Agreement).
Warrant Documents means each and any of:
(a)	the Warrants;

(b)	the Warrant Agreement; and

(c)	any other document designated as such by the Lender and the Guarantor.
Warrant Shares means the ordinary shares in the Guarantor to be issued on exercise of the Warrants in accordance with the Warrant Agreement.
Warrantholder means the warrantholders under the Warrant Documents.
YGEI means Yingli Green Energy (International) Holding Co., Ltd. Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG 1110.
Yingli Capital means Yingli Green Energy Capital Holding Co., Ltd. with register office at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

Yuansheng means Baoding Yuansheng Rongtong Trading Company Limited. , a company incorporated in the PRC.
1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	customer due diligence requirements are to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(v)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	shares includes equity or other forms of ownership interests and share capital and shareholder shall be construed accordingly;

(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default being outstanding means that it has not been remedied or waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xvi)	a time of day is a reference to Hong Kong time.
(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.
(c)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of any Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of any Obligor is, may be or is capable of becoming outstanding under the Finance Documents.
(d)	The headings in this Agreement do not affect its interpretation.

(e)	The Lender and the Guarantor have agreed for the Arranger to be a party to this Agreement, however the Arranger shall have no rights, entitlements, duties or obligations whatsoever in respect of this Agreement, other than as expressly provided in Clause 14.1 (Procedure).

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)	guarantees to each Finance Party punctual performance by each Obligor of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever any Obligor does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by any Finance Party pay that amount as if it were the principal obligor in respect of that amount; and

(c)	agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause is not recoverable from the Guarantor on the basis of a guarantee then the Guarantor will be liable as a principal debtor and primary obligor to indemnify that Finance Party in respect of any loss it incurs as a result of any Obligor failing to pay any amount expressed to be payable by it under a Finance Document on the date when it ought to have been paid. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause had the amount claimed been recoverable on the basis of a guarantee.
2.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
2.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.4	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by any act, omission or thing (whether or not known to it or any Finance Party) which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause. This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

2.5	Immediate recourse
(a)	The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.6	Appropriations

Until all amounts which may be or become payable by any Obligor under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Guarantor under this Clause:
(a)	(i) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or
(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and
(b)	hold in a suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause.
2.7	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	GSD otherwise directs,
the Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
The Guarantor must hold in trust for and immediately pay or transfer to GSD for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by GSD under this Clause.

2.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

2.9	Commitment Fee

Without limiting the generality of Clause 2, the Guarantor agrees as an independent obligation, in the event the Borrower fails to pay within 5 Business Days upon first demand any amount of Commitment Fee under the Credit Agreement, it shall within 5 Business Days upon demand by the Lender pay that amount as if it were the principal obligor in respect of that amount and indemnify the Lender against any loss or liability which that Finance Party incurs as a consequence of any such non-payment.

3.	NATURE OF A FINANCE PARTY’S OBLIGATIONS

Unless all the Finance Parties agree otherwise:
(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.
4.	TAXES

4.1	General

In this Clause:

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

VAT means value added tax or any other tax of a similar nature whether of Hong Kong or elsewhere.
4.2	Tax gross-up

(a)	The Guarantor shall, and the Guarantor shall procure that each Obligor will, make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If any Obligor or the Lender is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), the Guarantor shall, and the Guarantor shall procure that the relevant Obligor will, promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by any Obligor, the amount of the payment due from any Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If any Obligor is required to make a Tax Deduction, the Guarantor shall, and the Guarantor shall procure that the relevant Obligor will, make the minimum Tax Deduction and make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Guarantor shall, and the Guarantor shall procure that the relevant Obligor will, deliver to the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

4.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has used and retained that Tax Credit,
the Finance Party must pay an amount to the relevant Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been made by the Guarantor.
4.4	Value added taxes

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party must pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is chargeable by reference to any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the relevant Party must also pay to the Supplier (in addition to and at the same time as paying that amount) an amount equal to the amount of VAT. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (reasonably) determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
5.	PAYMENTS

5.1	Place

All payments by a Party under this Agreement must be made to GSD to its account, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.
5.2	Funds

Payments under this Agreement to GSD must be made for value on the due date at such times and in such funds as GSD may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

5.3	Distribution

(a)	Each payment received by GSD under this Agreement for another Party must, except as provided below, be made available by GSD to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency, as it may notify to GSD for this purpose by not less than five Business Days’ prior notice.

(b)	GSD may apply any amount received by it for the Guarantor in or towards payment (as soon as practicable after receipt) of any amount due from the Guarantor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to GSD under this Agreement for another Party, GSD is not obliged to pay that sum to that Party until it has established that it has actually received it. However, GSD may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by GSD, that Party must immediately on demand by GSD refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by GSD at a rate calculated by GSD to reflect its cost of funds.

5.4	Currency

(a)	Any amount under this Agreement payable in respect of any other amount payable under the Finance Documents is payable under this Agreement in the same currency as that other amount.

(b)	Each other amount payable under this Agreement is payable in United States Dollars.
5.5	No set-off or counterclaim

All payments made by the Guarantor under this Agreement must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

5.6	Business Days

(a)	If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day GSD determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

5.7	Partial payments

(a)	If GSD receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, GSD must apply that payment towards the obligations of the relevant Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Finance Parties under the Finance Documents in the order in which such fees, costs and expenses have been incurred;

(ii)	secondly, in or towards payment of any accrued interest, default interest, compounded interest or prepayment fees due but unpaid under the Credit Agreement in the order in which such interest and fees have accrued or been incurred;

(iii)	thirdly, in or towards payment of any principal amount due but unpaid under the Credit Agreement in the reverse order in which such principal amount became due and unpaid; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents in the order in which such other sum became due and unpaid.
(b)	This Subclause will override any appropriation made by an Obligor.

5.8	Timing of payments

If this Agreement does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and warranties

The representations and warranties set out in this Clause are made by the Guarantor in respect of itself and in respect of each other member of the Group to each Finance Party.

6.2	Status

(a)	Each member of the Group (other than Opco and the Borrower) is a limited liability company, duly incorporated and validly existing under the laws of its respective jurisdiction of original incorporation.

(b)	Each of the Borrower and Opco is a wholly foreign owned enterprise, duly incorporated and validly existing under the laws of the PRC.

(c)	Each member of the Group and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
6.3	Powers and authority

Each Obligor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

6.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement each Finance Document to which an Obligor is a party is:
(a)	its legally binding, valid and enforceable obligation.

(b)	in the proper form for its enforcement in the jurisdiction of its incorporation.
6.5	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:
(a)	any law or regulation applicable to it;

(b)	its or (other than in the case of Tianli Power) any of its Subsidiaries’ constitutional documents;

(c)	in the case of Tianli Power, the constitutional documents of Yuansheng; or

(d)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.
6.6	No default

(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document;

(b)	no other event or circumstance is outstanding which constitutes a default under any document which is binding on any Obligor or (other than in the case of Tianli Power) any of its Subsidiaries or any Obligor’s or (other than in the case of Tianli Power) its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect; and

(c)	in the case of Tianli Power, no other event or circumstance is outstanding which constitutes a default under any document which is binding on Yuansheng or its assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

6.7	Authorisations

Except for:
(a)	the registration of the Credit Agreement with SAFE, which registration will be effected in accordance with the terms of the Credit Agreement and this Agreement;

(b)	the approval and filing of the Opco Original Equity Pledge Agreement and the Opco New Equity Pledge Agreement with any applicable PRC government authority and the recording of the equity pledge under the Opco Original Equity Pledge Agreement and the Opco New Equity Pledge Agreement in the shareholder register of Opco in accordance with the terms of the Opco Original Equity Pledge Agreement or the Opco New Equity Pledge Agreement (as the case may be) and this Agreement;

(c)	the approval and filing of the Tianli Power Share Pledge with any applicable PRC government authority and the recording of the equity pledge under the Tianli Power Share Pledge in the shareholder register of Yuansheng in accordance with the terms of the Tianli Power Share Pledge and this Agreement;

(d)	the entering of particulars of the Security Interests created pursuant to the Security Documents to which the Collateral Provider and the BVI Key Subsidiary are respectively a party as required under section 162 and section 163 of the BVI Business Companies Act, 2004; and

(e)	the approval and filing of the Tianwei Yingli Guarantee with any applicable PRC governance authority in accordance with the terms of the Tianwei Yingli Guarantee and this Agreement, all authorisations required by any Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

6.8	Financial statements

The audited consolidated financial statements of each of the Guarantor, the Borrower, Tianwei Yingli, Opco and the BVI Key Subsidiary most recently delivered to the Lender:
(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)	give a true and fair view of its consolidated financial condition as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

6.9	No material adverse change

There has been no material adverse change in the consolidated financial condition of any Material Company or the Guarantor since the date to which the relevant Original Financial Statements were drawn up.

6.10	Litigation

No litigation, arbitration or administrative proceedings against any member of the Group has been started or, to its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

6.11	Information

(a)	In this Subclause, Information means all information supplied by any member of the Group (or on behalf of any member of the Group) to the Finance Parties in connection with the Finance Documents prior to the date of this Agreement.

(b)	The factual information contained in the Information was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(c)	The financial projections contained in the Information have been prepared as at its date, on the basis of recent historical information and assumptions believed by the relevant member of the Group to be fair and reasonable.

(d)	Each expression of opinion, expectation, intention or policy contained in the Information was made after careful consideration and enquiry and is believed by the relevant member of the Group to be fair and reasonable as at the date at which it is stated to be given and can be properly supported.

(e)	The Information did not omit as at its date any information which, if disclosed, would make the Information untrue or misleading in any material respect.

(f)	Nothing has occurred since the date of the Information which, if disclosed, would make the Information untrue or misleading in any material respect.

6.12	Taxes on payments

All amounts payable by any Obligor under the Finance Documents may be made without any Tax Deduction.

6.13	Stamp duties

Except for:
(a)	registration fees payable in connection with the registration and filings set out in Clause 6.7 (Authorisations);

(b)	stamp duty payable in the PRC with respect to the execution of the Credit Agreement at a rate of 0.005% on the amount of the Facility; and

(c)	any stamp duty payable in the Cayman Islands if any of the Finance Documents to which the Guarantor is a party is brought to or executed in the Cayman Islands, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

6.14	Immunity

(a)	The entry into by each Obligor of each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document to which it is a party will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	no Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

6.15	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

6.16	Jurisdiction/governing law

(a)	In this Subclause:

Relevant Jurisdiction means in relation to each Obligor:
(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to a Security Document is situated;

(iii)	any jurisdiction where it conducts its business; and

(iv)	the jurisdiction whose laws govern the perfection of any Security Document entered into by it.
(b)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Obligor’s:
(i)	irrevocable submission under the Finance Documents to the jurisdiction of the courts of Hong Kong;

(ii)	agreement that the Finance Documents are governed by Hong Kong law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of the Relevant Jurisdictions of each Obligor.
(c)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, the choice of governing law in each of the Finance Documents to which an Obligor is a party will be recognised and enforced in the Relevant Jurisdictions of such Obligor.

(d)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, any judgement obtained in relation to a Finance Document to which an Obligor is a party in the jurisdiction of the governing law of that Finance Document will be recognised and be enforced in the Relevant Jurisdictions of such Obligor.

6.17	Anti-money laundering

The operations of each member of the Group are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in each of the jurisdictions in which it is incorporated and of all jurisdictions in which it conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it with respect to Money Laundering Laws is pending and, to the best of the Guarantor’s knowledge, no such actions, suits or proceedings are threatened or contemplated where such action, suit or proceeding has or is reasonably likely to have a Material Adverse Effect or, in the opinion of the Lender acting reasonably, to result in material reputational damage to the Borrower, the Group or the Lender.

6.18	ERISA

It and its ERISA Affiliates have operated and administered each Plan subject to Title IV and currently maintained by it in compliance with all applicable laws except for such instances of non-compliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither it nor any of its ERISA Affiliates has incurred any liability pursuant to Title IV of ERISA that could reasonably be expected to result in a Material Adverse Effect, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by it or any of its ERISA Affiliates that would reasonably be expected to result in a Material Adverse Effect, or the imposition of any Security Interest on any of the Collateral. No ERISA Event has occurred or is reasonably likely to occur with respect to it or any of its ERISA Affiliates that would reasonably be expected to result in a Material Adverse Effect.

6.19	OFAC

No member of the Group nor any director, officer, agent (as a result of its acting in its capacity as agent of any member of the Group) or, employee, shareholder (which itself is a member of the Group) of any member of the Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

6.20	FCPA

No member of the Group nor any director, officer, agent (acting in its capacity of as agent of any member of the Group) or employee has used any corporate funds of any member of the Group for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the FCPA); or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable law or regulation equivalent to the FCPA.

6.21	Corporate structure chart

The corporate structure chart set out in Schedule 3 (Corporate Structure Chart) represents accurately the shareholder structure of the Group as at the date of this Agreement.

6.22	No restrictions on payment of dividend

There are no restrictions on any member of the Group in relation to the payment of dividends to its shareholders other than any restrictions imposed by law, or under the Finance Documents or under the instruments constituting its Financial Indebtedness permitted under this Agreement.

6.23	Compliance with PRC laws

(a)	All authorisations required under the applicable PRC laws and regulations (including without limitation, M&A Regulations, Circular 75 and Implementation Rules 106) in connection with the incorporation and existence of the HK Key Subsidiary and (as the case may be) each member of the Group and any matters relating thereto have been duly obtained or effected, and are in full force and effect where any such failure to obtain or effect has or is reasonably likely to have a Material Adverse Effect.

(b)	As at and following the Utilisation Date, Opco has lawfully obtained, pursuant to proper procedures and on the basis of true, accurate and complete representations made to SAFE, and has maintained in full force and effect a foreign exchange registration certificate issued by SAFE and the payment of dividends, repayment of any shareholder loan (if any) or other payments to the offshore shareholders or other offshore lenders as set out in Circular 75 and Implementation Rules 106 made by Opco will not be subject to any restrictions set out in Circular 75 or Implementation Rule 106.

6.24	Environmental compliance and claims

(a)	Each member of the Group has performed and observed all Environmental Law, Environmental Approval and all other material covenants, conditions, restrictions and/or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with (if applicable) the Polysilicon Project, any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, where failure to do so would, or could reasonably be expected to, have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or is threatened or pending against any member of the Group where that claim would or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

6.25	Insolvency

(a)	In this Subclause:

Creditors’ Process means any attachment, sequestration, distress, execution or analogous event affects any asset(s) of any member of the Group, having an aggregate value of at least US$10,000,000, and is not discharged within 30 days.

Insolvency Circumstances means any of the following occurring in respect of a member of the Group:
(i)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(ii)	it admits its inability to pay its debts as they fall due;

(iii)	it suspends making payments on any of its Financial Indebtedness or announces an intention to do so;

(iv)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

(v)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(vi)	any of its indebtedness is subject to a moratorium. Insolvency Proceedings means:

(vii)	except as provided in (ii) below, any of the following occurring in respect of any member of the Group:
(A)	any step is taken with a view to the suspension of payments, a moratorium or a composition, compromise, assignment or similar arrangement with any of its creditors;

(B)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(C)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(D)	any Security Interest is enforced over any of its assets;

(E)	an order for its winding-up, administration or dissolution is made;

(F)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(G)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(H)	any other analogous step or procedure is taken in any jurisdiction.
(viii)	Paragraph (b) below does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.
(b)	No:
(i)	Insolvency Proceedings; or

(ii)	Creditors’ Process,

has been taken or, to the knowledge of any member of the Group, threatened in relation to any member of the Group; and none of the Insolvency Circumstances applies to any member of the Group.

6.26	Taxation

(a)	Except with respect to Taxes being contested in good faith and in respect to which the relevant member of the Group has made provision in accordance with GAAP, the Guarantor is not, and none of the other members of the Group is, materially overdue in the filing of any Tax returns and it is not, and none of the other members of the Group is, materially overdue in the payment of any amount in respect of Tax.

(b)	Except for routine claims or investigations not arising from a default or alleged default or non-payment of Taxes by any member of the Group, no claims or investigations are being, or are reasonably likely to be, made or conducted against the Guarantor (or any of the other members of the Group) with respect to Taxes.

(c)	The Guarantor and each other member of the Group is resident for Tax purposes only in the jurisdiction of its incorporation.

6.27	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by the Guarantor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty (other than the representations and warranties in Clauses 6.12 (Taxes on payments), 6.13 (Stamp duties), 6.15 (No adverse consequences) and 6.25(b) (in respect of any threatened Insolvency Proceedings or Creditors’ Process only)) is deemed to be repeated by the Guarantor on the date of the Request and the first day of each Term.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

7.	INFORMATION COVENANTS

7.1	Financial statements

(a)	The Guarantor must supply to the Lender:
(i)	the audited consolidated financial statements of the Guarantor for each of its financial years;

(ii)	the audited consolidated financial statements of each of the Borrower, Tianwei Yingli and Opco for each of its financial years;

(iii)	the unaudited consolidated financial statements of the Guarantor for each of its financial quarters;

(iv)	the unaudited financial statements of each of the Borrower, Tianwei Yingli and Opco for each of its financial quarters;

(v)	the unaudited consolidated financial statements of the Cyber Group for each of its financial years; and

(vi)	the unaudited consolidated financial statements of the Cyber Group for each of its financial half years.
(b)	All financial statements must be supplied as soon as they are available and:
(i)	in the case of audited or unaudited annual consolidated financial statements, within 120 days;

(ii)	in the case of unaudited consolidated semi-annual financial statements, within 60 days;

(iii)	in the case of unaudited quarterly financial statements, within 60 days, of the end of the relevant financial period.
7.2	Form of financial statements

(a)	The Guarantor must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Guarantor must notify the Lender of any change to the basis on which any audited consolidated financial statements are prepared.

(c)	If requested by the Lender, the Guarantor must supply to the Lender:
(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Lender under this Agreement.
(d)	If requested by the Lender, the Guarantor must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to the Finance Documents to place the Guarantor and the Lender in the same position as they would have been in if the change notified under paragraph (b) above had not happened. Any agreement between the Guarantor and the Lender will be binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to the Finance Documents, the Guarantor must supply with each set of financial statements another set of financial statements prepared on the same basis as the Original Financial Statements.

7.3	Compliance Certificate

(a)	The Guarantor must supply to the Lender a Compliance Certificate with each set of its financial statements sent to the Lender under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Guarantor.

(c)	The Lender shall have the right, upon consultation with the Guarantor, to engage a third party to verify the compliance with any or all financial covenants set out in Clause 8.

7.4	Information — miscellaneous

The Guarantor must supply to the Lender:
(a)	copies of all documents dispatched by the Guarantor to its shareholders generally (or any class of them) or to its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings against any member of the Group which are current, threatened or pending and which have or is reasonably likely to, if adversely determined, have a Material Adverse Effect; and

(c)	promptly on request by the Lender where the Lender reasonably believes a Default may be outstanding, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party through the Lender may reasonably request.
7.5	Notification of Default or loss

(a)	The Guarantor must notify the Lender of:
(i)	any Default (and the steps, if any, being taken to remedy it); or

(ii)	any loss or damage suffered by any member of the Group which has a material adverse effect on the cashflow or operations of any member of the Group, in each case, immediately upon becoming aware of its occurrence.

(b)	Promptly on request by the Lender, the Guarantor must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

7.6	ERISA

The Guarantor must, promptly upon becoming aware of it, notify the Lender of:
(a)	any ERISA Event;

(b)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(c)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan subject to Title IV of ERISA, in the event that such ERISA Event, termination, withdrawal, circumstances, claim or communication could reasonably be expected to result in a Material Adverse Effect.

7.7	Access

The Guarantor shall, and the Guarantor shall ensure that each member of the Group and its Subsidiaries will, permit the Lender and/or any of its designated parties, including without limitation, accountants or other professional advisers and contractors, free access at all reasonable times and on reasonable notice at the risk and cost of the relevant member of the Group to:
(a)	the premises, assets, books, accounts and records of each member of the Group or its Subsidiaries; and

(b)	meet and discuss matters with senior management of each member of the Group or its Subsidiaries.
7.8	Year end

No member of the Group may change its financial year end.

7.9 Customer due diligence requirements

The Guarantor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party) to enable a Finance Party to carry out and be satisfied with the results of all customer due diligence requirements.

8.	FINANCIAL COVENANTS

8.1	Definitions

In this Clause:

Attributable Debt in respect of a Sale and Leaseback Transaction means, at any date of determination,
(a)	if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of Capital Lease Obligations, and

(b)	in all other instances, the greater of (i) the fair market value of the Property subject to such Sale and Leaseback Transaction, and (ii) the present value (discounted at the weighted average interest rate borne by the notes, compounded annually in the most recently completed twelve months) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
BVI Key Subsidiary Debt to Equity Ratio means, as of any date of determination, the ratio of (a) Consolidated Total Debt, to (b) Consolidated Net Worth, in each case of the BVI Key Subsidiary and its Subsidiaries on a consolidated basis as of such date of determination.
BVI Key Subsidiary Debt Service Coverage Ratio means, as of any date of determination, the ratio of (a) Cash Flow, to (b) Debt Service, in each case of the BVI Key Subsidiary and its Subsidiaries on a consolidated basis for the four-Fiscal Quarter period ending on such date of determination, or if such date of determination is not the last day of a Fiscal Quarter, the last day of the Fiscal Quarter immediately preceding such date of determination.
Capital Expenditure means any expenditure or obligation in respect of expenditure which in accordance with GAAP is treated as capital expenditure and including the capital element of any expenditure or obligation incurred in connection with a finance or capital lease.

Capital Lease Obligations means any obligation under a lease that is required to be capitalised for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalised amount of such obligations determined in accordance with GAAP.
Capital Stock means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, and in the case of the Guarantor shall include ADRs and ADSs.
Cash means, at any time, cash at bank and credited to an account in the name of any member of the Relevant Company and its Subsidiaries with a reputable financial institution and to which the relevant member of the Relevant Company and its Subsidiaries is alone beneficially entitled and for so long as:
(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Relevant Company and its Subsidiaries or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no security over that cash; and

(d)	such cash is freely and immediately available to be applied in repayment or prepayment of the Facility.
Cash flow means, in respect of any relevant period, Consolidated EBITDA for that relevant period after:
adding back
(a)	the amount by which Working Capital as of the beginning of such period exceeds Working Capital as of the end of such period;

(b)	any cash receipt during such period in respect of any exceptional or extraordinary item;

(c)	any increase in provisions, non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) taken into account in establishing Consolidated EBITDA;

and deducting

(a)	any amount of Capital Expenditure actually made during that period by the Relevant Company and its Subsidiaries;

(b)	the amount by which Working Capital as of the end of such period is greater than Working Capital as of the beginning of such period;

(c)	any cash payment during such period in respect of any exceptional or extraordinary item;

(d)	any amount actually paid or due and payable during such period in respect of taxes on the profits of the Relevant Company and its Subsidiaries; and

(e)	any decrease in provisions and other non-cash credits which are not Current Assets or Current Liabilities taken into account in establishing Consolidated EBITDA, and so that no amount shall be included more than once.
Cash Equivalents means any of the following:
(a)	Investments in U.S. Government Securities maturing within 365 days of the date of acquisition thereof;

(b)	Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(d)	a bank meeting the qualifications described in clause (b) above, or

(e)	any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(f)	Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Relevant Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(g)	direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state are pledged and which are not callable or redeemable at the issuer’s option, provided that:
(i)	the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(ii)	such obligations mature within 180 days of the date of acquisition thereof.
Commodity Price Protection Agreement means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
Consolidated EBITDA means in relation to each Measurement Period, Consolidated EBIT for that Measurement Period after adding back any depreciation and amortisation and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

Consolidated EBIT means, in relation to each Measurement Period, the aggregate of:
(a)	the consolidated operating profits of the Relevant Company and its Subsidiaries (including the results from discontinued operations) before finance costs, tax and minority interest for that Measurement Period;

(b)	plus or minus the Guarantor and its Subsidiaries’ share of the profits or losses of associates for that period (after finance costs and tax) and the BVI Key Subsidiary or its Subsidiaries’ share of the profits or losses of any joint ventures;
adjusted by taking no account of any material items which represent gains or losses arising on:
(i)	restructurings of the activities of an entity and reversals of any provisions for the costs of restructuring;

(ii)	disposals of non-current assets;

(iii)	the disposal of assets associated with discontinued operations;

(iv)	other income/loss; trading income/loss;

(v)	intra-Group sales;

(vi)	any derivative instrument/financial instrument;

(vii)	any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(viii)	any expense referable to equity-settled share-based compensation of employees.
Consolidated Interest Expense means, for any period, the total interest expense of the Relevant Company and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Relevant Company or its Subsidiaries, without duplication,
(a)	interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

(b)	amortization of debt discount and debt issuance cost, including commitment fees;

(c)	capitalized interest;

(d)	non-cash interest expense;

(e)	commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f)	net costs associated with Hedging Obligations (including amortization of fees);

(g)	Disqualified Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock);

(h)	Preferred Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock) of Subsidiaries;

(i)	interest accruing on any Debt of any other Person to the extent such Debt is guaranteed by, or secured by a Lien on any of the assets of, the Relevant Company or any of its Subsidiaries; and

(j)	the cash contributions to any employee stock ownership plan or similar trust, if any and to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Relevant Company) in connection with Debt Incurred by such plan or trust.
Consolidated Net Worth means, as of any date of determination, the total of the amounts shown on the consolidated balance sheet of the Relevant Company and its Subsidiaries on a consolidated basis in accordance with GAAP:
(a)	the par or stated value of all outstanding Capital Stock of the Relevant Company, plus

(b)	paid-in capital or capital surplus relating to such Capital Stock, plus

(c)	any retained earnings or earned surplus, less

(d)	any accumulated deficit, and

(e)	any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Relevant Company or any of its Subsidiaries, each item to be determined in conformity with GAAP.
Consolidated Total Debt means, at any date of determination, the aggregate stated balance sheet amount of all Debt of the Relevant Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
Currency Exchange Protection Agreement means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.
Current Assets means the aggregate of inventory, trade and other receivables of each member of the Relevant Company and its consolidated Subsidiaries, including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent) maturing within twelve months from the date of computation and excluding:
(a)	receivables in relation to tax;

(b)	extraordinary items, exceptional items and other non-operating items; and

(c)	insurance claims.
Current Liabilities means the aggregate of all liabilities (including trade creditors, accruals, Long-term Debt, provisions, prepayments) of each member of the Relevant Company and its Subsidiaries, in each case falling due within twelve months from the date of computation but excluding:
(a)	liabilities for Debt;

(b)	liabilities for tax;

(c)	extraordinary items, exceptional items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Relevant Company.
Debt means, with respect to any Person on any date of determination (without duplication):
(a)	the principal of and premium (if any) in respect of:
(i)	debt of such Person for money borrowed, and

(ii)	debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(b)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c)	all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e)	the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock;

(f)	any liability of such Person for the obligation of debt of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another;

(g)	all obligations of the type referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(h)	all obligations of the type referred to in clauses (a) through (g) above above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person); and

(i)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.
The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Debt Service means, in respect of any relevant period, the aggregate of:
(a)	Consolidated Interest Expense;

(b)	the aggregate of all scheduled and mandatory payments of any Debt falling due but excluding:
(i)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of such facility;

(ii)	any such obligations owed by the Relevant Company or any of its Subsidiaries to the Relevant Company or any of its Subsidiaries; and

(iii)	the amount of the capital element of any payments in respect of that relevant period payable under any finance lease or capital lease entered into by any member of the Relevant Company and its subsidiaries, and so that no amount shall be included more than once.
Disqualified Stock means any Capital Stock of the Relevant Company or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof; (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, in each case on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.
Disqualified Stock Dividends means all dividends or other distributions with respect to Disqualified Stock of the Relevant Company or any of its Subsidiaries held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient obtained by dividing such dividend by the difference between one and the maximum statutory federal and/or other applicable income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Relevant Company.
Fiscal Quarter means each of the three month periods ending on March 31, June 30, September 30 and December 31.
Guarantor Debt to Equity Ratio means, as of any date of determination, the ratio of (a) Consolidated Total Debt, to (b) Consolidated Net Worth, in each case of the Guarantor and its Subsidiaries on a consolidated basis as of such date of determination
Guarantor Debt Service Coverage Ratio means, as of any date of determination, the ratio of (a) Cash Flow, to (b) Debt Service, in each case of the Guarantor and its Subsidiaries on a consolidated basis for the four-Fiscal Quarter period ending on such date of determination, or if such date of determination is not the last day of a Fiscal Quarter, the last day of the Fiscal Quarter immediately preceding such date of determination.
Hedging Obligation of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.
Incur means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.
Interest Rate Agreement means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.
Lien means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).
Long-term Debt means the aggregate of all Debt with a maturity of more than one year.
Measurement Period means each period of twelve months ending on each of 30 June and 31 December of each Financial Year.
Moody’s means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
Person means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
Preferred Stock means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
Preferred Stock Dividends means all dividends with respect to Preferred Stock of the Relevant Company’s Subsidiaries held by Persons other than the Relevant Company or any of its Wholly Owned Subsidiaries. The amount of any such dividend shall be equal to the quotient obtained by dividing such dividend by the difference between one and the maximum statutory federal and/or other applicable income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.
Property means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including intellectual property rights and Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its fair market value.
Relevant Company means:
(a)	in respect of the calculation of the financial covenants set out in Clauses 8.3 and 8.4, the Guarantor; and

(b)	in respect of the calculation of the financial covenants set out in Clauses 8.5 and 8.6, the BVI Key Subsidiary.
Repay means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.
S&P means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.
Sale and Leaseback Transaction means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Relevant Company or any of its Subsidiaries transfers such Property to another Person and the Relevant Company or any of its Subsidiaries leases it from such Person.
Securities Act means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.
Stated Maturity means, with respect to any installment of interest or principal on any series of Debt (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.
U.S. Government Securities means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America are pledged and which are not callable or redeemable at the issuer’s option.
Voting Stock of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
Wholly Owned Subsidiary means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Guarantor or the BVI Key Subsidiary, as applicable, and each of their other Wholly Owned Subsidiaries, as applicable.
Working Capital means on any date Current Assets less Current Liabilities.

8.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements of the relevant company.

(b)	Any amount in a currency other than United States Dollars is to be taken into account at its United States Dollars equivalent calculated on the basis of:
(i)	the Lender’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with United States Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period, the relevant rates of exchange used by the relevant company or its subsidiaries in, or in connection with, its financial statements for that period.
(c)	No item must be credited or deducted more than once in any calculation under this Clause.

8.3	Guarantor Debt to Equity Ratio

The Guarantor must ensure that the Guarantor Debt to Equity Ratio is not, at the end of each Measurement Period, more than 1.25:1 for that Measurement Period.

8.4	Guarantor Debt Service Coverage Ratio

The Guarantor must ensure that the Guarantor Debt Service Coverage Ratio is not, at the end of each Measurement Period, less than 1:1 for that Measurement Period.

8.5	BVI Key Subsidiary Debt to Equity Ratio

The Guarantor must ensure that the BVI Key Subsidiary Debt to Equity Ratio is not, at the end of each Measurement Period, more than 1.25:1 for that Measurement Period.

8.6	BVI Key Subsidiary Debt Service Coverage Ratio

The Guarantor must ensure that the BVI Key Subsidiary Debt Service Coverage Ratio is not, at the end of each Measurement Period, less than 1:1 for that Measurement Period.

9.	GENERAL COVENANTS

9.1	General

The Guarantor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to any other member of the Group, the Guarantor must ensure that the other Obligors and other relevant members of the Group perform that covenant.

9.2	Authorisations

Each Obligor must, and the Guarantor shall procure that each Obligor will, promptly:
(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Lender,
of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document to which it is a party.

9.3	Compliance with laws

Each member of the Group must, and the Guarantor shall procure that each member of the Group will, comply in all respects with all applicable laws and regulations (including without limitation, Circular 75, Implementation Rules 106, any amendments or supplements to the preceding regulations to the extent applicable and all further or supplemental laws or regulations to the extent applicable) to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

9.4	Pari passu ranking

Each Obligor must, and the Guarantor shall procure that each Obligor will, ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

9.5	Cyber Group negative pledge

(a)	Except as provided below, no member of the Cyber Group may, and the Guarantor shall procure that no member of the Cyber Group will, create or allow to exist any Security Interest on any of its assets.

(b)	No member of the Cyber Group may:
(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Cyber Group or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) do not apply to:
(i)	any Security Interest constituted by the Security Documents;

(ii)	easements, rights of way, restrictive covenants and similar encumbrances affecting real property located in the PRC and arising by operation of law or in the ordinary course of business that do not secure any monetary obligations and that do not, and cannot reasonably be expected to, have a Material Adverse Effect;

(iii)	any Security Interest in favour of governmental agencies arising by operation of law in respect of Taxes or other levies, charges or assessments incurred in the ordinary course of business which are being contested in good faith and in respect of which adequate accounting provision has been made in accordance with GAAP;

(iv)	any Security Interest arising under retention of title provisions in respect of goods or materials supplied in the ordinary course of business and on the supplier’s standard terms of business and securing obligations that are not overdue by more than 30 Business Days;

(v)	pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance other social security legislation;

(vi)	any Security Interest to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, performance bonds and other obligations of similar nature in each case incurred in the ordinary course of business;

(vii)	any netting or set-off arrangement, arising by operation of law or contained in a bank’s standard account opening documentation used in ordinary day-to-day banking arrangements, for the purpose of netting debit and credit balances; and

(viii)	any other Security Interest arising by operation of law and in the ordinary course of business and not in connection with the borrowing of money or raising of credit and not for overdue sums or otherwise contested in good faith and in respect of which adequate accounting provision has been made in accordance with GAAP, provided that the Guarantor shall provide to the Lender within such period as shall be reasonably agreed by the Guarantor and the Lender after the end of each financial quarter a report in form and substance to be agreed by the Guarantor and the Lender with respect to the amount of liabilities secured by any Security Interest created by the members of the Cyber Group under paragraphs (iv), (vi) and (viii) during such financial quarter.
9.6	Collateral Provider negative pledge

The Collateral Provider may not create or allow to exist any Security Interest on the Guarantor Restricted Shares, except for the Security Interest constituted by the Charge over YGE Shares.

9.7	Borrower negative pledge

(a)	Except as provided below, the Borrower may not, and the Guarantor shall procure that the Borrower will not, create or allow to exist any Security Interest on any of the plants or equipment of the Borrower used in or for the 100MW Project.

(b)	The Borrower may not and the Guarantor shall procure that the Borrower will not, in relation to the plant and equipment used for the 100MW Project:
(i)	sell, transfer or otherwise dispose of any of such assets on terms where they may be leased to or re-acquired or acquired by the Borrower or any of its related entities;

(ii)	enter into any other preferential arrangement having a similar effect, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of such assets.
(c)	Paragraphs (a) and (b) do not apply to:
(i)	any Security Interest granted by the Borrower in respect of the RMB100,000,000 loan to Opco from China Energy Conservation Investment Corporation

(ii)	easements, rights of way, restrictive covenants and similar encumbrances affecting real property located in the PRC and arising by operation of law or in the ordinary course of business that do not secure any monetary obligations and that do not, and cannot reasonably be expected to, have a Material Adverse Effect;

(iii)	any Security Interest arising under retention of title provisions in respect of goods or materials supplied in the ordinary course of business and on the supplier’s standard terms of business and securing obligations that are not overdue by more than 30 Business Days; and

(iv)	any other Security Interest arising by operation of law and in the ordinary course of business and not in connection with the borrowing of money or raising of credit and not for overdue sums or otherwise contested in good faith and in respect of which adequate accounting provision has been made in accordance with GAAP, provided that the Guarantor shall procure that the Borrower provide to the Lender within such period as shall be reasonably agreed by the Guarantor and the Lender after the end of each financial quarter a report in form and substance to be agreed by the Guarantor and the Lender with respect to the amount of liabilities secured by any Security Interest created by the Borrower under paragraphs (iii) and (iv) during such financial quarter.
9.8	Disposals

(a)	Except as provided below, no member of the Group may, and the Guarantor shall procure that no member of the Group will, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:
(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	made with the prior written consent of the Lender; or

(iv)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other disposal by any member of the Group making the disposal, other than permitted under paragraphs (i) to (iii) above does not exceed an amount equal to 5 per cent. of the net asset value of the member of the Group making that disposal in any financial year.
9.9	Financial Indebtedness

(a)	Except as provided below, no member of the Group may, and the Guarantor shall procure that no member of the Group will, incur or permit to be outstanding or be a creditor in respect of, any Financial Indebtedness unless:
(i)	the Guarantor notifies the Lender in writing of the proposed incurrence or granting of a Financial Indebtedness by a member of the Group by no later than seven Business Days prior to the incurrence or granting of such Financial Indebtedness; and

(ii)	no less than seven Business Days prior to the incurrence or granting of the proposed Financial Indebtedness, the Guarantor provides a Compliance Certificate in form and substance satisfactory to the Lender confirming that the incurrence or granting of the proposed Financial Indebtedness will not give rise to any breach or potential breach of the financial covenants set out in Clause 8 (Financial Covenants).
(b)	Paragraph (a) does not apply to:
(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Shareholder Loans, provided that such Shareholder Loans are subject to an Assignment of Shareholder Loans.

9.10	Change of business

(a)	None of the Guarantor, the BVI Key Subsidiary or the HK Key Subsidiary may, and the Guarantor shall procure that neither the BVI Key Subsidiary or the HK Key Subsidiary will, trade, carry on any business, own any assets or incur any liabilities except:
(i)	pursuant to or expressly permitted under the Finance Documents;

(ii)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries; or

(iii)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and cash equivalents but only if those shares, credit balances and cash and cash equivalents are subject to the Security Interest under the Security Documents.
(b)	Opco may not, and the Guarantor shall procure that Opco will not, have any business other than the manufacture and sales of mono-crystalline, poly-crystalline, wafer and related products.

(c)	The Borrower may not, and the Guarantor shall procure that the Borrower will not, have any business other than the research and development, manufacture, sales of silicon base cells and related products, thermal solar products, controlling system, inverter, mega-watt-grade tracking system, and provision of consulting and service relating to the aforementioned products sales, and the design, installation and construction of solar power station.

(d)	The Guarantor must ensure that no substantial change is made to the general nature of the business of any member of the Group or the Group taken as a whole from that carried on at the date of this Agreement, without the prior written consent of the Lender.

9.11	Mergers

No member of the Group may, and the Guarantor shall procure that no member of the Group will, enter into any amalgamation, demerger, merger or reconstruction other than with the prior written consent of the Lender.

9.12	Acquisitions

(a)	No member of the Group (other than the Borrower, the Guarantor, Tianwei Yingli, YGEI and Yingli Capital) may, and the Guarantor shall procure that no member of the Group (other than the Borrower, the Guarantor, Tianwei Yingli, YGEI and Yingli Capital) will, acquire any business, shares or other ownership interests in any other person other than with the prior written consent of the Lender.

(b)	None of the Borrower, Guarantor, Tianwei Yingli,YGEI and Yingli Capital may, and the Guarantor shall procure that none of the Borrower, Tianwei Yingli,YGEI and Yingli Capital will, acquire any business, shares or other ownership interests in any other person other than:
(i)	with the prior written consent of the Lender, or

(ii)	any acquisition where:

(A)	the amount of the acquisition cost, when aggregated with the acquisition cost of any other acquisition by members of the Group in the same calendar year, does not exceed RMB150,000,000 (or its equivalent in another currency or currencies); and

(B)	prior to the proposed acquisition being implemented, the Lender has confirmed to the Guarantor in writing that, in the opinion of the Lender (acting reasonably) the proposed acquisition will not have a Material Adverse Effect.
9.13	Environmental matters

(a)	Each member of the Group must, and the Guarantor shall procure that each member of the Group will:
(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.
(b)	The Guarantor must, and the Guarantor shall procure that each member of the Group will, promptly upon becoming aware, notify the Lender of:
(i)	any Environmental Claim started, or to its knowledge, threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim, which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.
9.14	Insurance

Each member of the Group must, and the Guarantor shall procure that each member of the Group will:
(a)	insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure or as required by law or other industry standards or requirements; and

(b)	if requested by the Lender, provide the Lender a copy of its insurance policies.
9.15	Share Capital

(a)	No member of the Group (other than the Guarantor, Tianwei Yingli, the Borrower, YGEI and Yingli Capital) shall, and the Guarantor shall procure that no member of the Group (other than the Guarantor, Tianwei Yingli, the Borrower, YGEI and Yingli Capital) will:
(i)	redeem or repurchase, purchase or retire any of its issued share capital or alter any rights attaching to any of its issued share capital; or

(ii)	issue any share capital to any person.
other than with the prior written consent of the Lender or in the case of any issue of share capital, issued shares which are secured under the relevant Security Documents.
(b)	The Guarantor shall not, and shall procure that none of the Borrower, the Guarantor, Tianwei Yingli, YGEI and Yingli Capital will:
(i)	redeem or repurchase, purchase or retire any of its issued share capital or alter any rights attaching to any of its issued share capital; or

(ii)	issue any share capital to any person.

other than:
(A)	with the prior written consent of the Lender or in the case of any issue of share capital, issued shares which are secured under the relevant Security Documents; or

(B)	where:
I.	no less than 10 Business Days prior to the proposed transaction, the Guarantor has given the Lender notice in writing of the proposed transaction, together with a certified copy of a resolution of the audit committee of the board of directors of the company that is the subject of the transaction approving the transaction; and

II.	prior to the proposed transaction being implemented, the Lender has confirmed to the Guarantor in writing that, in the opinion of the Lender (acting reasonably) the proposed transaction will not have a Material Adverse Effect.
9.16	Shareholder Loans

(a)	No member of the Group may, and the Guarantor shall procure that no member of the Group will:
(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Shareholder Loan;

(ii)	pay any interest or any other amounts payable in connection with any Shareholder Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Shareholder Loan.
(b)	Paragraph (a) above does not apply to any payment or repayment made under or in connection with any Shareholder Loan provided that all amounts so paid or repaid are deposited into the Collateral Account.

9.17	Ownership

The Guarantor shall procure that:
(a)	the BVI Key Subsidiary will not cease to be a wholly owned subsidiary of the Guarantor;

(b)	the HK Key Subsidiary will not cease to be a wholly owned subsidiary of the BVI Key Subsidiary;

(c)	Opco will not cease to be a wholly owned subsidiary of the BVI Key Subsidiary, except as part of the Group Restructuring;

(d)	after the Group Restructuring, Opco will not cease to be a wholly owned subsidiary of the HK Key Subsidiary;

(e)	the Borrower will not cease to be a wholly owned subsidiary of the Guarantor; and

(f)	Mr. Miao Liansheng will not cease to own directly or indirectly at least 25 per cent. of shares in the Guarantor and will not cease to be Chairman of the Guarantor.
9.18	Amendments

No Material Company may, and the Guarantor shall procure that no Material Company will,
(a)	without the prior written consent of the Lender:
(i)	amend its memorandum or articles of association or other constitutional documents;

(ii)	enter into any agreement with any shareholders or investors, in a manner or to an extent which is reasonably likely in any way to have a Material Adverse Effect.
(b)	No member of the Group (other than a Material Company) may, and the Guarantor shall procure that no member of the Group (other than a Material Company) will:
(i)	amend its memorandum or articles of association or other constitutional documents;

(ii)	enter into any agreement with any shareholders or investors,

other than:

(A)	with the prior written consent of the Lender; or

(B)	where:
I.	no less than 10 Business Days prior to the proposed transaction, the Guarantor has given the Lender notice in writing of the proposed amendment or agreement with shareholders or investors, together with a certified copy of a resolution of the audit committee (if any) or the board of directors of the relevant company that is the subject of the amendment or agreement approving the amendment or agreement; and

II.	prior to the proposed amendment or agreement with shareholders or investors being implemented, the Lender has confirmed to the Guarantor in writing that, in the opinion of the Lender (acting reasonably) the proposed amendment or agreement will not have a Material Adverse Effect.

9.19	Intellectual Property

Each member of the Group shall, and the Guarantor shall procure that each member of the Group will:
(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property necessary for the business of the relevant member of the Group;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property necessary for the business of the relevant member of the Group in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property necessary for the business of the relevant member of the Group to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such Intellectual Property; and

(e)	not discontinue the use of the Intellectual Property necessary for the business of the relevant member of the Group.
9.20	Opco New Equity Pledge Agreement

The Guarantor shall procure that the HK Key Subsidiary and Opco must by no later than 30 April 2009:
(a)	deliver to the Lender evidence, in form and substance satisfactory, that the Group Restructuring has been completed and the HK Key Subsidiary is holding all the equity interest in Opco;

(b)	duly execute and deliver the Opco New Equity Pledge Agreement with GSD;

(c)	deliver each of the following documents in form and substance satisfactory to the Lender:
(i)	a certified copy of the approval of the equity pledge under the Opco New Equity Pledge Agreement issued by Hebei Provincial Department of Commerce;

(ii)	a certified copy of the registration certificate evidencing that the Opco New Equity Pledge Agreement has been duly registered with Baoding Municipal Administration of Industry and Commerce;

(iii)	a certified copy of the resolutions of the board of directors of each of the HK Key Subsidiary and any other corporate authorisation documents approving the terms of, and the transactions contemplated by, the Opco New Equity Pledge Agreement;

(iv)	an original copy of the shareholders’ register of Opco, which has recorded the equity pledge under the Opco New Equity Pledge Agreement; and

(v)	the specified particulars of the Opco New Equity Pledge Agreement for filing with the Hong Kong Companies Register.

9.21	SAFE registration and verification of payments

(a)	The Borrower shall, and the Guarantor shall procure that the Borrower will, as soon as practicable but in any case within 15 days from the date of any amendment, assignment or transfer is made, effect foreign debt amendment registration of the Credit Agreement with SAFE in accordance with all relevant laws and regulations applicable in the PRC and promptly thereafter deliver to the Lender a certified copy of the updated foreign debt registration certificate issued by SAFE.

(b)	Other than as expressly provided in paragraph (a) above, the Borrower shall, and the Guarantor will procure that the Borrower will, do all things take all measures necessary to effect and maintain the foreign debt registration of the Facility with SAFE in accordance with all relevant laws or regulations applicable in the PRC and ensure that such registration remains in full force and effect.

(c)	The Borrower shall, and the Guarantor shall procure that the Borrower will carry out all procedures required in relation to any repayment, prepayment or payment under the Credit Agreement in accordance with all relevant laws and regulations applicable in the PRC, including without limitation, open a foreign debt account with a bank which has a license to conduct foreign exchange business in the PRC and submit details of any repayments, prepayments or payments under the Credit Agreement to SAFE for verification before making any such repayments, prepayments or payments.

9.22	Use of proceeds

The Borrower shall, and the Guarantor shall procure that the Borrower will, use the proceeds of the Loan under the Facility only for the purposes specified in the Credit Agreement.

9.23	ERISA

The Guarantor shall (and shall ensure that its ERISA Affiliates will) use reasonable efforts to comply in all respects with all laws and regulations relating to each of its Title IV Plans which the Guarantor (or its ERISA Affiliate) maintains, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

9.24	Polysilicon Project

The Guarantor shall ensure that each of the milestones set out in Column 1 in relation to the construction and operation of the Polysilicon Project will be achieved by no later than the target date specified opposite it in Column 2 and that a technical consultant be appointed on behalf of, and approved by the Lender, who will report to the Lender of the milestone having been achieved:

Column 1	Column 2

Milestones	Target Date
Completion of design and selection of equipment	1 month after the Utilisation Date

Completion of installation and fine tuning of silane purification	9 months after the Utilisation Date

Completion of installation and fine tuning of reactor system	9 months after the Utilisation Date

Completion of installation and commissioning of 5 Siemens reactors	10 months after the Utilisation Date

Column 1	Column 2

Milestones	Target Date
Demonstration by plant of operation capacity at half rate	13 months after the Utilisation Date

Demonstration by plant of operation capacity at full rate	16 months after the Utilisation Date
9.25	Operational restrictions

The Guarantor shall procure that:
(a)	the Group as a whole will not expand its operation capacity beyond 600MW;

(b)	Opco will not expand its operation capacity beyond 3,000 tons of polysilicon; and

(c)	the Borrower will not expand its operation capacity beyond 200MW, in each case without the prior written consent of the Lender.

9.26	Appointment of accountant and/or technical adviser

(a)	The Lender may appoint:
(i)	an accountant to monitor and review the financial position of the Group and provide regular reports to the Lender

(ii)	a technical adviser to monitor and review the progress of and carry out any inspection on the Polysilicon Project and the polysilicon solar cell project of the Borrower on behalf of the Lender.
(b)	The Guarantor shall and shall procure that each other member of the Group will fully cooperate with any accountant or technical adviser appointed pursuant to paragraph (a) above and any of its officers, employees and agents (the “advisers”) and ensure that each adviser has free access to the books, records, other data, assets, accounts and premises of any member of the Group at all reasonable times and on reasonable notice, in each case as may be necessary or desirable to perform its role and responsibilities to the satisfaction of the Lender.

(c)	Without prejudice to the foregoing, after the polysilicon solar cell project of the Borrower has commenced operation, the technical adviser appointed pursuant to paragraph (a) above shall have the right to review any raw material purchase agreement and product sales agreement entered into by the Borrower. The Borrower shall, and the Guarantor shall procure that the Borrower will, give five days’ prior notice to the Lender of the Borrower entering into any material raw material purchase agreement or material product sales agreement. For the purpose of this paragraph, material raw material purchase agreement means any purchase agreement involving over 100 tons of silicon and material product sales agreement means any sales agreement involving over 10 MW.

9.27	Shelf registration and ADSs

(a)	Prior to the execution of the Warrant Agreement, the Guarantor shall provide the Lender a certified copy of the minutes of the Guarantor’s Board of Directors meeting thereby authorising (i) the issuance of the Warrants pursuant to the Warrant Agreement, (ii) to the extent necessary, an increase in the Guarantor’s authorised share capital to allow for the full exercise of the Warrants for Warrant

Shares, and (iii) if the Guarantor’s existing shelf registration statement cannot be utilised to allow for the resale of Warrant Shares (in the form of ADSs) upon exercise of the outstanding Warrants, the filing of a shelf registration statement with respect to the Warrant Shares under the Securities Act. The Guarantor shall maintain an authorised share capital sufficient to issue the number of Warrant Shares issuable upon exercise of the Warrants for the time periods described in paragraphs (b) and (c) below.

(b)	The Guarantor agrees that for a period (the Registration Period) commencing on the date which is 120 days following the date of issuance of the Warrants and continuing until all Warrant Shares issued pursuant to the Warrant Agreement (i) have been sold pursuant to an effective registration statement filed with the Commission pursuant to the provisions of the Securities Act or (ii) may be sold without volume limitations pursuant to Rule 144(e) under the Securities Act in accordance with the Warrant Agreement, the Guarantor will have registered with the Commission or otherwise qualified all Warrant Shares issued under the Warrant Agreement pursuant to the provisions of the Securities Act, and the Guarantor will file such amendments and/or supplements to any registration statement under the Securities Act covering the resale of such Warrant Shares (in the form of ADSs), and supplement and keep current any prospectus forming a part of such registration statement, as may be necessary to permit the Guarantor to comply with the Securities Act and the rules and regulations thereunder, and to permit the Guarantor to deliver to each holder of Warrants exercising a Warrant a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act and otherwise comply therewith; and the Guarantor will deliver such prospectus to each such holder of Warrants. During the Registration Period, the Guarantor shall, upon the request of any holder of Warrants that may be required pursuant to the Securities Act to deliver a prospectus in connection with any sale or other disposition of Warrant Shares issued pursuant to the Warrant Agreement, include within the plan of distribution section of the prospectus and in such other places in the prospectus as may be necessary, all information necessary under the Securities Act to enable such holder of Warrants to deliver such prospectus in connection with sales or other dispositions of such Warrant Shares (in the form of ADSs), and the Guarantor shall also take such action as may be necessary under the Securities Act with respect to the related registration statement to enable such holder of Warrants to effect such delivery in connection with such sale or other disposition. The Guarantor further agrees to provide any holder of Warrants who during such period may be required to deliver a prospectus upon the sale or other disposition of such Warrant Shares (in the form of ADSs), such number of copies of the prospectus as such holder of Warrants reasonably requests.

(c)	Following the delivery of Warrant Shares in accordance with the Warrant Agreement, the Guarantor shall, upon the written request of the holder of such Warrant Shares, use its best endeavours to deliver or caused to be delivered within ten (10) Business Days in the name and to the account designated by such holder of Warrant Shares the corresponding number of Warrant ADSs based on the Share to ADSs ratio set out in the Deposit Agreement. The holders of Warrant Shares shall provide the Guarantor with any such information as is reasonably required to effect delivery of the Warrant ADSs subject to the provisions of this Clause 9.27(c).

(d)	The Guarantor represents and warrants that it has registered on Form F-6 a number of ADSs sufficient to be delivered upon the deposit of any Warrant Shares into the Guarantor’s ADR facility. If at any time while any Warrants remain outstanding, the outstanding number of ADSs registered on Form F-6 are not sufficient to cover such delivery of ADSs, the Guarantor will register, or cause the relevant depositary of its ADR facility to register, on Form F-6 such additional ADSs as is necessary to cover the delivery of such ADSs.

9.28	ADSs security conversion

(a)	The Guarantor shall, and the Guarantor shall procure that the Collateral Provider will, promptly provide any and all cooperation and assistance, as GSD may in its absolute sole discretion deem necessary or desirable in connection with the issuance of ADSs, to deliver delegended common share certificates of the Guarantor in the name of the Collateral Provider.

(b)	The Guarantor shall, and the Guarantor shall procure that the Collateral Provider will, promptly provide any and all cooperation and assistance as GSD may in its absolute sole discretion deem necessary or desirable to ensure Codan Trust Company (Cayman) Limited’s (and its successors’) compliance with instructions received from GSD in respect of the ordinary shares of the Guarantor pledged by the Collateral Provider.

(c)	The Guarantor shall promptly provide any and all cooperation and assistance as GSD may in its absolute sole discretion deem necessary or desirable to convert the ordinary shares of the Guarantor pledged by the Collateral Provider into ADSs.

9.29	Documents to be delivered

(a)	The Guarantor shall deliver to the Lender all the documents and evidence set out in Schedule 1 (Documents to Be Delivered) (or such documents and evidence shall have been waived by the Lender), in form and substance satisfactory to the Lender prior to the delivery of any Request under the Credit Agreement.

(b)	The Borrower shall not deliver any Request under the Credit Agreement until the Lender has notified the Borrower that it has received all of the documents and evidence set out in Schedule 1 (Documents to Be Delivered) (or such documents and evidence shall have been waived by the Lender) in form and satisfaction satisfactory to the Lender.

9.30	Additional obligations

The Guarantor shall procure that, as evidenced to the satisfaction of the Lender:
(a)	in connection with the Polysilicon Project:
(i)	Opco obtains a land use right certificate in respect of the land use right of the 800-mu land acquired for Phase I by no later than 28 February 2009;

(ii)	Opco obtains a construction planning permit, a construction permit, the approval for fire control and the approval for environment assessment of the third phase by no later than 31 March 2009;

(iii)	Opco provides evidence that the environment inspection, the fire control inspection, the production equipment safety inspection and the construction completion inspection in respect of Phase I have all been completed and the relevant building title certificate has been obtained by no later than 20 months from the Utilisation Date; and

(iv)	Opco obtains a pollutant discharge permit and completes the safety inspection by no later than 22 months from the Utilisation Date.
(b)	in connection with the 500MW project in relation to which the Borrower and Tianwei Yingli cooperate:

(i)	each of Tianwei Yingli and the Borrower obtains environmental approval and completes fire safety inspection and acceptance with respect to:

(A) the 200MW project by no later than 31 March 2009; and

(B) the remaining 300MW project (including the 100MW Project) by no later than 31 July 2009;

(ii)	Each of Tianwei Yingli and the Borrower obtains a pollutant discharge permit in respect of the 500MW project by no later than 31 July 2009;

(iii)	Tianwei Yingli obtains a construction planning permit and construction permit in respect of buildings No. 5 and No. 7 of Phase III (500MW project) by no later than 31 March 2009;

(iv)	Tianwei Yingli obtains construction completion inspection and acceptance in respect of Phase III (500MW project) by no later than 31 August 2009;

(v)	Tianwei Yingli obtains a property ownership certificate in respect of all completed properties for 500MW project by no later than 30 September 2009; and

(vi)	Each of Tianwei Yingli and the Borrower, completes all required corporate actions (including resolutions of the relevant board of directors), enters into a lease contract for the lease of the land use rights concerning the land with an area of approximately 200 mu for the Borrower’s 200MW project, and the relevant properties and equipment, and completes all lease registration and filing procedures in respect of such lease contract by no later than 30 September 2009.
(c)	Mr. Miao Liansheng completes the necessary filing as required under Circular 75 and Implementation Rules 106 (i) in respect of its indirect ownership in Yuansheng and (ii) following the acquisition by the Guarantor of all the shares in BVI Key Subsidiary held by Grand Avenue Group Limited, in each case by no later than 30 April 2009.
9.31	Additional share charge

(a)	In this Clause:

Promissory Note means the promissory note dated 8 January 2009 in an amount not exceeding US$29,448,265 (as determined in accordance with the terms therein), issued by Grand Avenue Group Limited in favour of Gold Sight International Limited.

Remaining Shares means 10,000,000 unencumbered ordinary shares in the Guarantor held by the Collateral Provider (and which are in addition to the Guarantor Restricted Shares that are subject to the negative pledge under Clause 9.6 (Collateral Provider negative pledge)).

Unsold Remaining Shares means the amount of Remaining Shares which have not been sold by the Collateral Provider to repay the Promissory Note pursuant to paragraph (b) below.

(b)	The Guarantor shall procure that the Collateral Provider will:
(i)	sell any or all of the Remaining Shares and apply all the proceeds of such sale to repay the Promissory Note by no later than 180 days from 7 January 2009 (such date of repayment, the Note Repayment Date);

(ii)	provide GSD with evidence in form satisfactory to GSD of the repayment of the Promissory Notes and the sources of funds used for such repayment; and

(iii)	charge an amount equal to 50 per cent. of any Unsold Remaining Shares to GSD pursuant to and in accordance with the Charge Over YGE Shares and do all such acts or execute such other documents specified in the Charge Over YGE Shares in relation to “Additional Shares” (as defined in the Charge Over YGE Shares), by no later than 15 days from the Note Repayment Date.
10.	RELEASE OF SECURITY

(a)	In this Clause:

Adjusted Share Amount means the amount of ordinary shares in the Guarantor equal to (rounded up to the nearest whole number):

A X	B
C
where A = the Committed Amount;
B = 11,000,000 (in the case of Guarantor Restricted Shares) or 23,000,000 (in the case of the shares in the Guarantor charged under the Charge Over YGE Shares);
C = 80,000,000.
Committed Amount means the amount of funding which the Lender notifies the Borrower in accordance with Clause 2.2 of the Credit Agreement as having been raised by the Lender.
Commitment means the amount which the Lender has committed to lend to the Borrower under the Credit Agreement to the extent not cancelled, transferred or reduced under and in accordance with the Credit Agreement.
(b)	Each of the Lender and GSD agree that if the Committed Amount of the Lender under the Credit Agreement is less than US$80,000,000:
(i)	such number of Guarantor Restricted Shares; and

(ii)	such number of shares charged under the Charge Over YGE Shares, so long as no Event of Default has occurred, shall be released from the negative pledge under Clause 9.6 (Collateral Provider negative pledge) (in the case of (i) above) or the charge created under the Charge Over YGE Shares (in the case of (ii) above) as is necessary so that immediately following such release the Guarantor Restricted Shares which are subject to such negative pledge and the number of shares charged under the Charge Over YGE Shares are in each case equal to the relevant Adjusted Share Amount. Each of the Lender and GSD agrees to execute such other documents and take such other action, in each case as soon as reasonably practicable and at the cost of the Guarantor, as the Guarantor may reasonably request so as to effect such release.
(c)	If the Loan is not drawn by the Borrower in accordance with the Credit Agreement for any reason and the Commitment of the Lender is cancelled in full under the Credit Agreement, following the Lender’s satisfaction of the full and final payment of any and all Liabilities payable or owing by any Obligor to a Finance Party (including without limitation, any Commitment Fee (as defined in Clause

14.4 of the Credit Agreement) each of the Lender and GSD agrees that it will as soon as reasonably practicable following the date of such cancellation and at the cost of the Guarantor:
(i)	release all Security Interests created under the Security Documents and return any share certificates or other documents delivered to it under Security Documents; and

(ii)	execute such other documents and take such other action as the Guarantor may reasonably request so as to effect the release of the Security Interests as described in paragraph (i) above.
11.	COLLATERAL ACCOUNT

11.1	Maintenance of Collateral Account

(a)	The Guarantor shall procure that the BVI Key Subsidiary establishes prior to the Utilisation Date and maintain at all times thereafter the Collateral Account with the Account Bank.

(b)	The Guarantor shall procure that:
(i)	the BVI Key Subsidiary will deposit into the Collateral Account all dividends and other distributions received in respect of its shares in the HK Key Subsidiary and prior to the Group Restructuring, in Opco;

(ii)	the HK Key Subsidiary will deposit into the Collateral Account all dividends and other distributions received in respect of its shares in Opco; and

(iii)	all consideration received for any sale, transfer or other disposal of any or all of the Collateral.
11.2	Withdrawal from the Collateral Account

The Guarantor must ensure that no withdrawal from the Collateral Account may be made without the prior written consent of the Lender.

12.	EVIDENCE AND CALCULATIONS

12.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

12.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

12.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Lender determines is market practice.

13.	INDEMNITIES

13.1	Currency indemnity

(a)	The Guarantor must, and the Guarantor shall procure that each other Obligor will, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, the Guarantor (and the Guarantor shall procure that each other Obligor) waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

14.	AMENDMENTS AND WAIVERS

14.1	Procedure

Any term of this Agreement may be amended or waived with the agreement of the Guarantor and the Lender. The consent of the Arranger shall not be required, except with respect to any amendment or waiver of Clause 1.2(e) (Construction).

14.2	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

15.	CHANGES TO THE PARTIES

15.1	Assignments and transfers by the Guarantor

The Guarantor may not assign or transfer any of its rights and obligations under this Agreement without the prior consent of the Lender.

15.2	Assignments and transfers by a Finance Party

(a)	The Guarantor consents to any assignment, transfer, novation or sub-participation of a Finance Party under a Finance Document.

(b)	Any reference in this Agreement to a Finance Party includes a new Finance Party under any Finance Documents.

(c)	Any new Finance Party under any Finance Document shall enter into and deliver an Accession Deed acceding to this Agreement in the capacity stated in the Accession Deed.

16.	DISCLOSURE OF INFORMATION

(a)	Each Party must keep confidential any information supplied to it by or on behalf of the other Parties in connection with this Agreement. However, a Party is entitled to disclose information:
(i)	which is publicly available, other than as a result of a breach by that Party of this Clause:

(ii)	in connection with any legal or arbitration proceedings:

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to any rating agency;

(vii)	to the extent allowed under paragraph (b) below:

(viii)	another member of its group; or

(ix)	with the agreement of the relevant Party.
(b)	A Finance Party may disclose to an Affiliate or any person (a third party) with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Guarantor:
(i)	a copy of this Agreement; and

(ii)	any information which that Finance Party has acquired under or in connection with this Agreement.
However, before a third party may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above, as if it were a Finance Party.
(c)	This Clause supersedes any previous confidentiality undertaking given by a Party in connection with this Agreement prior to it becoming a Party.

17.	SET-OFF

A Finance Party may set off any matured obligation owed to it by any Obligor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance

Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
18.	PRO RATA SHARING

18.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from any Obligor other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:
(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Lender;

(b)	the Lender must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Lender in accordance with the Finance Documents without taking account of any Tax which would be imposed on the Lender in relation to the recovery or distribution; and

(c)	the recovering Finance Party must pay to the Lender an amount equal to the excess (the redistribution).
18.2	Effect of redistribution

(a)	The Lender must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Lender makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:
(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the relevant Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery, each Finance Party, on the request of the Lender must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

18.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:
(i)	the recovering Finance Party notified the Lender of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.
19.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.
20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

21.	NOTICES

21.1	In writing

(a)	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.
(b)	For the purpose of this Agreement, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Agreement must be given in writing.

21.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Agreement are those notified by that Party for this purpose to the Lender on or before the date it becomes a Party.

(b)	The contact details of the Guarantor and the Borrower for this purpose are:

Address:	No. 3055, Fu Xing West Road, Baoding Hebei, PRC 071051
Fax number:	+86 312 8929 800
E-mail:	mqing@yinglisolar.com
Attention:	Ms. Miao Qing
(c)	The contact details of the Lender for this purpose are:

Address:	c/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813
Attention:	Grace Tan / Chris Chan
(d)	The contact details of GSD for this purpose are:

Address:	c/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813
Attention:	Grace Tan / Chris Chan
(e)	Any Party may change its contact details by giving five Business Days’ notice to the Lender or (in the case of the Lender) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

21.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

(c)	A communication to the Lender will only be effective on actual receipt by it.

(d)	All communications under this Agreement to or from the Guarantor must be sent through the Lender.

22.	LANGUAGE

(a)	Any notice given in connection with this Agreement must be in English.

(b)	Any other document provided in connection with any Finance Document must be:
(i)	in English; or

(ii)	(if the Lender so requests) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
23.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

24.	ENFORCEMENT

24.1	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

(b)	The Hong Kong courts are the most appropriate and convenient courts to settle any such dispute arising out of or in connection with this Agreement. Each of the Guarantor and the Borrower agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

(c)	References in this Clause to a dispute in connection with this Agreement includes any dispute as to the existence, validity or termination of this Agreement.

24.2	Service of process

(a)	Each of the Guarantor and the Borrower irrevocably appoints the HK Key Subsidiary as its agent under this Agreement for service of process in any proceedings before the Hong Kong courts in connection with this Agreement.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Guarantor must immediately (and in any event within five days of the event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint process another agent for this purpose.

(c)	Each of the Guarantor and the Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

24.3	Waiver of immunity

Each of the Guarantor and the Borrower irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
24.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
DOCUMENTS TO BE DELIVERED
Corporate documentation
1.	A copy of the constitutional documents of each Obligor (other than Ms. Miao Qing).

2.	A copy of a resolution of the board of directors of each Obligor (other than Ms. Miao Qing) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

3.	A copy of the minutes of the board of directors of the Guarantor as set out in Clause 9.27 (Shelf registration and ADSs).

4.	A specimen of the signature of each person authorised on behalf of each Obligor (other than Ms. Miao Qing) to enter into or witness the entry into of any Finance Document to which it is a party or to sign or send any document or notice in connection with any Finance Document to which it is a party.

5.	A certificate of an authorised signatory of the Guarantor certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6.	A copy of the Original Financial Statements.

7.	Evidence that the agent of the Guarantor, the Borrower, Ms. Miao Qing and the BVI Key Subsidiary under the Finance Documents for service of process in Hong Kong has accepted its appointment.

8.	In relation to the Guarantor, a current certificate of good standing issued by the Companies Registry in Cayman Islands dated no earlier than the date of this Agreement.

9.	In relation to the Collateral Provider, Tianli Power and the BVI Key Subsidiary, a current certificate of incumbency issued by their respective registered agents in the British Virgin Islands together with its certificate of good standing, dated no earlier than the date of this Agreement.
Finance Document(s)
10.	Each of the following Security Documents, duly entered into by the parties to it:
(a)	the Tianwei Yingli Guarantee;

(b)	the Miao HK Guarantee;

(c)	the Miao PRC Guarantee;

(d)	the Charge Over Collateral Account;

(e)	the Hong Kong Security Agreement;

(f)	the Charge Over YGE Shares;

(g)	the Mortgage Over HK Shares;

(h)	the Opco Original Equity Pledge Agreement; and

(i)	the Tianli Power Share Pledge.
11.	An original or a copy of, as the case may be, each notice and document required to be sent or delivered by the Obligors under the Security Documents to which it is a party.

12.	Evidence or documents listed below in connection with the security perfection formalities:
(a)	in relation to the Security Documents to which the Collateral Provider is a party, a certified copy of the updated Register of Charges of the Collateral Provider and the certificate of registration issued by the Registry of Corporate Affairs as evidence that the registered agent of the Collateral Provider has filed such Register of Charges as required under section 162 of the BVI Business Companies Act, 2004;

(b)	in relation to the Security Documents to which the BVI Key Subsidiary is a party, a certified copy of the updated Register of Charges of the BVI Key Subsidiary and the certificate of registration issued by the Registry of Corporate Affairs as evidence that the registered agent of the BVI Key Subsidiary has filed such Register of Charges as required under section 162 of the BVI Business Companies Act, 2004;

(c)	in relation to the Security Documents to which Tianli Power is a party, a certified copy of the updated Register of Charges of Tianli Power and the certificate of registration issued by the Registry of Corporate Affairs as evidence that the registered agent of the BVI Key Subsidiary has filed such Register of Charges as required under section 162 of the BVI Business Companies Act, 2004;

(d)	in relation to the Charge Over YGE Shares, a certified copy of the Register of Members of the Guarantor annotated to reflect that the relevant Guarantor shares have been charged pursuant to the Charge Over YGE Shares;

(e)	in relation to the Miao HK Guarantee, the notice and acknowledgement of an individual third party guarantor executed by Ms. Miao Qing; and

(f)	evidence of delivery of the specified particulars of the following Security Documents for filing with the Hong Kong Companies Registry:
(i)	any Assignment of Shareholder Loans to which the HK Key Subsidiary is a party;

(ii)	the Hong Kong Security Agreement; and

(iii)	the Opco New Equity Pledge Agreement.
Legal opinions
13.	A legal opinion of Walkers, legal advisers to the Finance Parties as to Cayman Islands law, addressed to the Finance Parties.

14.	A legal opinion of Walkers, legal advisers to the Finance Parties as to British Virgin Islands law, addressed to the Finance Parties.

15.	A legal opinion of Allen & Overy, legal advisers to the Finance Parties as to Hong Kong law, addressed to the Finance Parties.
Other documents and evidence
1.	Evidence that the Collateral Account is opened.

2.	Evidence that all fees, costs and expenses then due and payable from the Obligors under the Finance Documents have been or will be paid on or before the Utilisation Date or will be deducted from the Loan to be advanced on the Utilisation Date.

3.	At least three duly executed originals of the Warrant Agreement, together with one executed original of the warrant certificate issued to the Lender with a warrant entitlement as set out in the Warrant Agreement.

4.	The Guarantee Acknowledgements executed by each Subsidiary of the Guarantor.

5.	A due diligence report with regard to the Opco issued by Zhong Lun Law Firm dated 1 December, 2008 addressed to the Finance Parties.

6.	Evidence of insurance cover in compliance with this Agreement.

7.	Delivery to GSD in form and substance satisfactory to it, each in respect of the shares charged under the Charge Over YGE Shares:
(a)	undated instruments of transfer executed in blank;

(b)	an executed but undated written order from the Guarantor to the Depositary directing the Depositary to issue ADRs upon the written order of GSD

(c)	executed but undated instruments assigning distributions to the custodian;

(d)	executed but undated proxies entitling the custodian to vote the shares;

(e)	delegended common share certificates of the Guarantor in the name of the Collateral Provider; and

(f)	an executed unconditional and irrevocable instruction letter from the Guarantor addressed to Codan Trust Company (Cayman) Limited instructing it to comply with any and all instructions received from GSD with respect to ordinary shares of the Guarantor charged by the Collateral Provider under the Charge Over YGE Shares.
8.	Evidence of the foreign debt registration of the Credit Agreement with SAFE in accordance with the laws and regulations applicable in the PRC and delivery of the foreign debt registration certificate issued by SAFE and/or any other document evidencing that the foreign debt under the Credit Agreement has been registered with SAFE.

9.	A copy of any other authorisation or other document, opinion or assurance which the Lender has notified the Guarantor is necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2
FORM OF COMPLIANCE CERTIFICATE

To:	GOLD SUN DAY LIMITED

From:	YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

Date:	[ ]
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
Guarantee and Undertaking Agreement
dated 24 January 2009
(the Agreement)
1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:
(a)	With respect to the Guarantor: Consolidated Total Debt is [ ]; and Consolidated Net Worth is [ ]; therefore, the Guarantor Debt to Equity Ratio is [ ];

(b)	With respect to the Guarantor: Cash Flow is [ ]; and Debt Service is [ ]; therefore, the Guarantor Debt Service Coverage Ratio is [ ];

(c)	With respect to the BVI Key Subsidiary: Consolidated Total Debt is [ ]; and Consolidated Net Worth is [ ]; therefore, the BVI Key Subsidiary Debt to Equity Ratio is [ ]; and

(d)	With respect to the BVI Key Subsidiary: Cash Flow is [ ]; and Debt Service is [ ]; therefore, the BVI Key Subsidiary Debt Service Coverage Ratio is [ ].
3.	We set out below calculations establishing the figures in paragraph 2 above:

[ ].

4.	We confirm that as at [relevant testing date] no Default is outstanding [or, if a Default is outstanding, details of the steps (if any) being taken to remedy such Default to be specified]:
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By:

SCHEDULE 3
CORPORATE STRUCTURE CHART

SCHEDULE 4
ACCESSION DEED

To:	Gold Sun Day Limited

From:	[PROPOSED NEW LENDER]

Copy to:	YINGLI ENERGY (CHINA) COMPANY LIMITED

Date:	[ ]
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
Guarantee and Undertaking Agreement
dated 24 January 2009
(the Agreement)
We refer to the Agreement. Words and expressions defined in the Agreement have the same meaning when used in this Deed.
We, [name of new Party] of [address/registered office], agree to be bound by the terms of the Agreement as a [     ].
Our contact details are as follows:
[
].
This deed is intended to be executed as a deed and is governed by Hong Kong law.
By:
[PROPOSED NEW LENDER]
[Execution under seal]

SCHEDULE 5
CREDIT AGREEMENT

SCHEDULE 6
FORM OF WARRANT AGREEMENT

SCHEDULE 7
FORM OF MIAO HK GUARANTEE

SCHEDULE 8
FORM OF MIAO PRC GUARANTEE

SCHEDULE 9
FORM OF OPCO ORIGINAL EQUITY PLEDGE AGREEMENT

SCHEDULE 10
FORM OF CHARGE OVER YGE SHARES

SCHEDULE 11
FORM OF CHARGE OVER COLLATERAL ACCOUNT

SCHEDULE 12
FORM OF HONG KONG SECURITY AGREEMENT

SCHEDULE 13
FORM OF MORTGAGE OVER HK SHARES

SCHEDULE 14
FORM OF TIANWEI YINGLI GUARANTEE

SCHEDULE 15
FORM OF TIANLI POWER SHARE PLEDGE

SCHEDULE 16
FORM OF GUARANTEE ACKNOWLEDGEMENT

SCHEDULE 17
FORM OF CHARGE OVER COLLATERAL ACCOUNT

SIGNATORIES
Guarantor
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By: /s/ Zongwei Li
Borrower
YINGLI ENERGY (CHINA) COMPANY LIMITED
By: /s/ Liansheng Miao
Arranger
DEUTSCHE BANK AG, HONG KONG BRANCH
By: /s/ RuoYu Jiang & Rowena Yue
Lender
GOLD SUN DAY LIMITED
By: /s/ Grace Tan & Alexander Shaik
GSD
GOLD SUN DAY LIMITED
By: /s/ Grace Tan & Alexander Shaik
Guarantee and Undertaking